Declaration of Trust of
                        Pioneer Variable Contracts Trust

         The undersigned, being at least a majority of the Trustees of Pioneer Variable Contracts Trust, a Delaware business trust (the "Trust") do hereby amend the Agreement and Declaration of Trust dated September 16, 1994, as amended as of August 5, 1997 (the "Declaration") as follows, such amendments to become effective on the date hereof:

         Pursuant to Article IX, Section 8 of the Declaration, the following are added to the list of the series of the Trust set forth at the end of the second sentence of Article 5, Section 1:

                        "Emerging Markets Portfolio; and
                               Europe Portfolio."

         Pursuant to Article V, Section 1 of the Declaration, the shares of beneficial interest of each series of the trust (the "Shares") are are divided into two classes of Shares as follows:

         1. The two classes of Shares established and designated hereby are "Class I shares" and "Class II shares" respectively.

         2. Class I Shares and Class II Shares shall each be entitled to all of the rights and preferences accorded to Shares under the Declaration.

         3. The purchase price of Class I Shares and Class II Shares, the method of determining the net asset value of Class I Shares and Class II Shares, the expenses to be borne by Class I shares and Class II shares and the relative dividend rights of holders of Class I Shares and Class II Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended and as in effect at the time of issuing such Shares.

         4. The Trustees, acting in their sole discretion, may determine that any Shares of a series of the Trust issued are Class I Shares, Class II Shares, or Shares of any other class of any series of the Trust hereinafter established and designated by the Trustees.

         IN WITNESS WHEREOF, the undersigned being all the Trustees of the Trust have executed this instrument as of July 1, 1998.




John F. Cogan, Jr.                            David D. Tripple
as trustee and not individually               as trustee and not individually



Richard H. Egdahl, M.D.                       Stephen K. West
as trustee and not individually               as trustee and not individually


Marguerite A. Piret
as trustee and not individually